EXHIBIT 10.11

DESCRIPTION OF EMPLOYMENT ARRANGEMENT WITH GARY FLOOD

*Explanatory Note: The description set forth below summarizes the employment arrangement between MasterCard International Incorporated and Gary Flood, who is identified as a named executive officer in MasterCard Incorporated’s Proxy Statement for its 2009 Annual Meeting of Stockholders (the “Proxy Statement”). The below description is consistent with both: (1) the disclosure summarizing Mr. Flood’s employment arrangement in the Proxy Statement and (2) the descriptions of each of the MasterCard International Incorporated Severance Plan and the MasterCard International Incorporated Change in Control Plan set forth in MasterCard Incorporated’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 31, 2009 (these descriptions update the disclosure in the Proxy Statement as to termination of employment).

Gary Flood is President, Global Products and Solutions of MasterCard International Incorporated (“MasterCard International”).

Term.

Mr. Flood is employed at will by MasterCard International.

Benefits.

Mr. Flood is eligible to participate in the MasterCard Incorporated 2006 Long Term Incentive Plan (the “LTIP”) and in MasterCard Incorporated or MasterCard International’s employee compensation and benefit programs as may be generally made available to other employees of MasterCard Incorporated or MasterCard International at his level.

Termination of Employment.

Upon termination of his employment, Mr. Flood will receive payments pursuant to the MasterCard International Incorporated Executive Severance Plan (the “Executive Severance Plan”) and the MasterCard International Incorporated Change in Control Severance Plan (the “CIC Plan”).

Payments.

Accrued Payments Under the Executive Severance Plan.

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Death. In the event of Mr. Flood’s death, his estate and/or beneficiaries are entitled to a lump sum payment within 30 days following the date of termination of: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, he may be entitled to under MasterCard International’s plans and programs on account of death.

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Disability. In the event of Mr. Flood’s termination of employment on account of disability, he will be entitled to receive the same payments as noted above in the event of his death, except that his target annual incentive bonus will be pro-rated for the year of his termination.

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Mandatory Retirement. In the event Mr. Flood’s employment ends upon mandatory retirement (i.e., the last day of the calendar year in which he attains the age of sixty-five), he will be entitled to receive the same payments as noted above in the event of his death, except that his target annual incentive bonus will be pro-rated for the year in which his termination occurs, based upon the actual performance of MasterCard International for the applicable performance period (and taking into account the terms of the annual incentive plan, including but not limited to the discretion of the Human Resources and Compensation Committee of the Board of Directors of MasterCard Incorporated (the “Compensation Committee”) to reduce the bonus amount).

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For Cause or Voluntary Resignation. If the Company terminates Mr. Flood’s employment for “Cause” (as defined in the Executive Severance Plan and described below under “Definitions”) or Mr. Flood voluntarily resigns, he will be entitled to, within 30 days of the date of termination: (1) a payment with respect to base salary earned but not paid through the date of his termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any, that he would be entitled to under MasterCard International’s plans and programs on account of termination for Cause or his or her voluntary resignation.

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Without Cause or With Good Reason. In the event of Mr. Flood’s termination by MasterCard International without Cause or by Mr. Flood with “Good Reason” (as defined in the Executive Severance Plan and described below under “Definitions”), he will be entitled to (in addition to any “Severance Payments” described below): (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International.

Severance Payments Under the Executive Severance Plan.

In addition to any payments described above, in the event of Mr. Flood’s termination either by MasterCard International without Cause or by Mr. Flood for Good Reason, and in each case unless otherwise disqualified as described below, Mr. Flood will be entitled to:

•	(1) base salary continuation for 18 months (and, in MasterCard International’s sole discretion, up to an additional 6 months) following the date of termination;

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(2) annual bonus payments (and, in MasterCard International’s sole discretion, up to an additional 6 months) following the date of termination in an aggregate amount equal to 1.5 times the annual incentive bonus paid to Mr. Flood for the year prior to the year during which termination occurs, payable ratably over an 18-month period in accordance with the annual incentive bonus pay practices of MasterCard International;

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(3) payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 18 months if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 18 months, and thereafter the retiree contribution levels shall apply;

•	(4) reasonable outplacement services for the shorter of 18 months or the period of unemployment; and

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(5) such additional benefits, if any, that Mr. Flood would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the Severance Plan).

Under the Executive Severance Plan, Mr. Flood is only entitled to receive severance payments in the events described above, and would not be entitled to receive such severance payments in the event of termination of employment with MasterCard International due to (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or mandatory retirement or (4) termination for Cause, or in the event that he fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason.

MasterCard International’s obligation to make the severance payments described in bullets 1 through 4 above is conditioned upon the Mr. Flood’s execution of a separation agreement and release, within 60 days following the date of termination, of all claims to his employment or the termination of such employment. Such an agreement would include non-competition and non-solicitation restrictions for an 18-month period (or for the length of the severance payments, if longer as described above).

CIC Payments Under the CIC Plan.

In the event that, within 6 months preceding or 2 years following a Change-in-Control, Mr. Flood either: (1) is terminated by the MasterCard International or MasterCard International’s successor without “Cause” (as defined in the CIC Plan and described below) or (2) terminates his employment with MasterCard International or MasterCard International’s successor for “Good Reason” (as defined in the CIC Plan and described below), and in each case unless otherwise ineligible as described below, Mr. Flood will be entitled to:

•	(1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination;

•	(2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time;

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(3) a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International;

•	(4) base salary continuation for 24 months following the date of termination;

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(5) annual bonus payments following the date of termination with the aggregate bonus amount for Mr. Flood equivalent to the average annual bonus received by him with respect to the prior two years of employment, payable ratably over a 24-month period in accordance with the regular payroll practices and annual incentive bonus pay practices of MasterCard International;

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(6) payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 24 months if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply;

•	(7) reasonable outplacement services for the shorter of 24 months or the period of unemployment; and

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(8) such additional benefits, if any that Mr. Flood would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the Severance Plan).

Mr. Flood is only entitled to receive Change-in-Control payments in the events described above, and would not be entitled to receive such payments in the event of termination of employment with the MasterCard International or MasterCard International’s successor due to: (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or (4) termination for Cause at any time preceding or following a Change-in-Control, or in the event that he fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason. The CIC Plan expressly provides that a Change-in-Control alone, without a related termination of employment, will in no event give rise to any Change-in-Control payments or benefits under the CIC Plan.

MasterCard International’s obligation to make the Change-in-Control payments described above in bullets 4 through 7 is conditioned upon Mr. Flood’s execution of a separation agreement and release, within 60 days following the date of termination, of all claims to his employment or the termination of such employment, which would include a 2-year non-competition restriction and a 2-year non-solicitation restriction.

Certain Definitions in Executive Severance Plan or CIC Plan

Each of the Executive Severance Plan and the CIC Plan defines “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach of MasterCard International’s code of conduct, the supplemental code of conduct or any material provision of specified MasterCard International policies.

“Change-in-Control” for purposes of the CIC Plan has the meaning as set forth in the LTIP. Accordingly, it generally means the occurrence of any of the following events (other than by means of a public offering of MasterCard Incorporated’s equity securities):

(a) The acquisition by any person of beneficial ownership of more than 30 percent of the voting power of the then outstanding equity securities of MasterCard Incorporated (the “Outstanding Registrant Voting Securities”), subject to certain exceptions; or

(b) A change in the composition of the board of directors of MasterCard Incorporated that causes less than a majority of the directors of MasterCard Incorporated then in office to be members of the board, subject to certain exceptions; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of MasterCard Incorporated or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) all or substantially all of the persons who were the beneficial owners of the Outstanding Registrant Voting Securities immediately prior to such Business Combination will beneficially own more than 50 percent of the then outstanding voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Registrant Voting Securities, (ii) no person will beneficially own more than a majority of the voting power of the then outstanding voting securities of such entity except to the extent that such ownership of MasterCard Incorporated existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination will have been members of the incumbent board of MasterCard Incorporated at the time of the initial agreement, or action of the board of MasterCard Incorporated, providing for such Business Combination; or

(d) Approval by the stockholders of MasterCard Incorporated of a complete liquidation or dissolution of MasterCard Incorporated.

“Good Reason” for the purpose of each of the Executive Severance Plan and the CIC Plan generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; or (c) the relocation of the executive’s principal place of employment by more than 50 miles.